EXHIBIT 99.1

CAPSTEAD MORTGAGE CORPORATION

DECLARES SECOND QUARTER 2005 COMMON DIVIDEND

DALLAS – June 16, 2005 – Capstead Mortgage Corporation (NYSE: CMO) announced today that it will pay a second quarter 2005 dividend of 10 cents per common share payable on July 21, 2005 to stockholders of record as of June 30, 2005.

Commenting on the second quarter dividend and current market conditions, Andrew F. Jacobs, President and Chief Executive Officer said, “The second quarter dividend reflects our expectations for the quarter’s performance by our portfolio of primarily adjustable-rate mortgage (“ARM”) securities. As anticipated, we are continuing to experience the effects of reduced financing spreads as a result of rising borrowing rates partially offset by the benefits of yield increases on our ARM portfolio as coupon interest rates on a portion of the underlying loans reset to more current rates. However, with recent declines in long-term interest rates, mortgage prepayments rates have increased more than anticipated which is dampening ARM security yield increases. Levels of mortgage prepayments impact how quickly purchase premiums are amortized to earnings as yield adjustments.

“Looking forward, yields on our ARM portfolio are expected to continue resetting higher each quarter into 2006, despite likely pressure from continued elevated levels of mortgage prepayments. And after increasing the federal funds rate by a total of 200 basis points to 3.00% since June 2004, the financial markets currently expect that the Federal Reserve Open Market Committee (the “Federal Reserve”) may slow its pace of increasing rates during the latter half of 2005. Increases in the federal funds rate increase our overall borrowing rates. Once our borrowing rates begin to stabilize, we anticipate that ongoing ARM portfolio yield increases will again allow for earnings improvements. If the Federal Reserve continues increasing rates in 25 basis point increments beyond current market expectations for a 3.75% federal funds rate by year-end, or in increments greater than 25 basis points at any one time, the pressure on our earnings would be more pronounced and an earnings recovery would be further delayed.

“Although the recent spike in mortgage prepayments has put additional pressure on near-term quarterly dividends, we believe our core investment strategy of maintaining a large portfolio of ARM securities is allowing us to effectively manage through this period of rising short-term interest rates. While current dividends have continued to decline in this environment, the portfolio has performed well from a valuation perspective and we are confident this strategy will generate attractive returns for our stockholders over the longer-term. We also believe that we are in a strong position to augment our core portfolio of ARM securities with other real estate-related investments that can provide attractive risk-adjusted returns with less sensitivity to changes in interest rates over the long term. To this end we recently announced a joint commitment of up to $200 million in capital to co-invest in select mezzanine loans and other

About Capstead

Capstead Mortgage Corporation is a real estate investment trust headquartered in Dallas, Texas. Capstead earns income from investing in real estate-related assets on a leveraged basis and from other investment strategies. These investments currently consist primarily of, but are not limited to, residential ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Capstead also seeks to opportunistically invest a portion of its equity in credit-sensitive commercial real estate-related assets, including, but not limited to, direct ownership interests in commercial real estate, mezzanine loans and other junior liens on commercial real estate.

Forward-looking Statements

This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and unforeseen factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new equity capital, fluctuations in, and market expectations for fluctuations in, interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate and direct investments in real estate are affected by lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.